Exhibit 99.1

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Media Relations Contact:

Phil Denning

646-277-1258

Phil.Denning@icrinc.com

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500

bmarese@mackenziepartners.com

FIESTA RESTAURANT GROUP, INC. SHAREHOLDERS RE-ELECT ALL THREE INCUMBENT DIRECTOR NOMINEES AT 2017 ANNUAL MEETING OF SHAREHOLDERS

DALLAS, Texas (June 7, 2017) – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today announced that, based on preliminary voting tabulations provided by the Company’s proxy solicitor, Fiesta shareholders have supported the re-election of all three Fiesta nominees to the Company’s Board of Directors: Barry J. Alperin, Stephen P. Elker and Brian P. Friedman. Fiesta believes that all of its director candidates received between 80% and 98% of the votes cast, or 89% and 97% excluding the dissident group’s shares. The vote results are subject to certification by the independent inspector of elections.

Fiesta’s Board of Directors issued the following statement:

“During the course of this election campaign, we had very insightful discussions with a great number of our shareholders, including JCP, and received important feedback. Consistent with our year-round commitment to investor engagement, we will continue to have frequent communications with our shareholders. The Board has also decided to conduct an overall review of its corporate governance and board composition, and to put forward a proposal to declassify the Board at its next Annual Meeting. While we understand that challenges continue to lie ahead, we are gratified by the broad support of Fiesta’s shareholders and look forward to revitalizing the Company’s iconic brands and continuing to improve its financial results with our new CEO, Rich Stockinger, Fiesta’s Renewal Plan, and a refreshed and expanded Board.”

The preliminary vote count provided by the Company’s proxy solicitor also indicates that Fiesta shareholders voted in favor of all other proposals submitted for a vote at the Annual Meeting. Fiesta will file final voting results with the SEC on Form 8-K once they are certified by the independent inspector of elections.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

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